Exhibit 99.1

NEWS RELEASE

For more information, contact:

John M. Matovina, Chief Executive Officer
(515) 457-1813, jmatovina@american-equity.com

Ted M. Johnson, Chief Financial Officer
(515) 457-1980, tjohnson@american-equity.com

FOR IMMEDIATE RELEASE	Debra J. Richardson, Chief Administrative Officer
June 21, 2013	(515) 273-3551, drichardson@american-equity.com

Julie L. LaFollette, Director of Investor Relations
(515) 273-3602, jlafollette@american-equity.com

American Equity Announces Withdrawal of

$250 Million Offering of Notes

WEST DES MOINES, IA — June 21, 2013 — American Equity Investment Life Holding Company (NYSE: AEL) (“American Equity” or the “Company”), a leading underwriter of index and fixed rate annuities, announced today that due to current market conditions it has withdrawn its previously announced proposed offering of $250 million aggregate principal amount of senior unsecured notes due 2021 (the “Notes”).

“The conditions in the debt capital markets led us to the conclusion that we should not proceed with the offering of our senior notes at this time,” said D.J. Noble, American Equity’s founder and Executive Chairman.  “The senior note offering and the intended use of proceeds was an opportunity to strengthen our already strong balance sheet.  However, we have the flexibility to be opportunistic about the timing of such an offering.  We will continue to monitor developments and may return to the market when conditions are more favorable.”

This press release does not constitute an offer to sell or a solicitation of an offer to buy the Notes, and shall not constitute an offer, solicitation or sale in any state or other jurisdiction in which such an offer, solicitation or sale would be unlawful.

CAUTION REGARDING FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements within the meaning of the federal securities laws and the Private Securities Litigation Reform Act of 1995. Forward-looking statements typically are identified by the use of terms such as “anticipate,” “believe,” “plan,” “estimate,” “expect,” “project,” “intend,” “may,” “will,” “would,” “contemplate,” “possible,” “attempt,” “seek,” “should,” “could,” “goal,” “target,” “on track,” “comfortable with,” “optimistic” and similar words, although some forward-looking statements are expressed differently. Investors should consider statements that contain these words carefully because they describe the Company’s expectations, plans, strategies and goals and the Company’s beliefs concerning future business conditions, the Company’s results of operations, financial position, and the Company’s business outlook or they state other “forward-looking”

information based on currently available information. The “Risk Factors” section of the Company’s Annual Report on Form 10-K for the year ended December 31, 2012, filed with the SEC on March 7, 2013, provides examples of risks, uncertainties and events that could cause the Company’s actual results to differ materially from the expectations expressed in the Company’s forward-looking statements. Forward-looking statements speak only as of the date the statement was made and the Company undertakes no obligation to update such forward-looking statements. There can be no assurance that other factors not currently anticipated by the Company will not materially and adversely affect the Company’s results of operations. Investors are cautioned not to place undue reliance on any forward-looking statements made by the Company or on the Company’s behalf.

ABOUT AMERICAN EQUITY

American Equity Investment Life Holding Company, through its wholly-owned operating subsidiaries, is a full service underwriter of fixed annuity and life insurance products, with a primary emphasis on the sale of index and fixed rate annuities.  American Equity Investment Life Holding Company, a New York Stock Exchange Listed company (NYSE: AEL), is headquartered in West Des Moines, Iowa.  For more information, please visit www.american-equity.com.